Exhibit 15.2

Consent of DaHui Lawyers

[Letterhead of DaHui Lawyers]

March 31, 2014

eLong, Inc.

Block B, Xingke Plaza Building

10 Middle Jiuxianqiao Road

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Sirs:

We consent to the reference to our firm under the heading “Risk Factors” in “Item 3: Key Information” and the heading “Agreements with our Consolidated Affiliated Entities” in “Item 7: Major Shareholders and Related Party Transactions” in eLong, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission March 2014.

Yours faithfully,

/s/ DaHui Lawyers